SUBSIDIARIES OF THE REGISTRANT (as of March 20, 2007)

Name of Entity	Jurisdiction of Incorporation/Organization
DG Retail, LLC	Tennessee
Dolgencorp, Inc.	Kentucky
Dolgencorp of New York, Inc.(1)	Kentucky
Dolgencorp of Texas, Inc.(1)	Kentucky
DG Transportation, Inc.(1)	Tennessee
DG Logistics LLC(2)	Tennessee
DGC Properties LLC(3)	Delaware
South Boston Holdings, Inc.(1)	Delaware
Sun-Dollar, L.P.(4)	California
South Boston FF&E, LLC(5)	Delaware
DG Promotions, Inc. [formerly known as Nations Title Company, Inc.]	Tennessee
Ashley River Insurance Company, Inc.	South Carolina
Dollar General Investment, Inc.	Delaware
Dollar General Merchandising, Inc. [formerly known as Lonestar Administrative Services, Inc.]	Tennessee
DGC Holdings, LLC	Delaware
Dollar General Global Sourcing Limited(6)	Hong Kong
Dollar General Literacy Foundation(7)	Tennessee
Dollar General Partners(8)	Kentucky
DGC Properties of Kentucky, LLC(9)	Delaware

(1) A wholly-owned subsidiary of Dolgencorp, Inc.
(2) A limited liability company in which DG Transportation, Inc. is the sole member.
(3) A limited liability company in which Dolgencorp, Inc. is the sole member.
(4) A limited partnership in which the general partner is South Boston Holdings, Inc. and the limited partner is Dolgencorp, Inc.
(5) A limited liability company in which Sun-Dollar, L.P. is the sole member. Established in late 2006.
(6) Held 99.9% by Dollar General Corporation and 0.1% by DGC Holdings, LLC.
(7) A nonprofit, public benefit membership corporation in which Dollar General Corporation is the sole member.
(8) A general partnership in which the general partners are Dollar General Corporation and Dollar General Merchandising, Inc.
(9) A limited liability company in which Dollar General Partners is the sole member.